Exhibit 10.24
SETTLEMENT AGREEMENT WITH MUTUAL RELEASES
     The parties to this Settlement Agreement with Mutual Releases (the “Agreement”) are Kimball International, Inc. (“KII”) and Kimball Electronics, Inc. (“KEI”) (KII and KEI are collectively referred to hereinafter as “Kimball”) and XStream Systems, Inc. (“XStream”).
RECITALS
     A. Kimball and XStream are presently involved in a dispute regarding their respective rights and obligations set forth in the following documents:
(i)	Term Loan Agreement and Credit Note each entered into by and between KII and XStream on or about September 6, 2006;

(ii)	Supplier Agreement entered into by and between KEI and XStream on or about September 6, 2006; and

(iii)	Amendment to Supplier Agreement entered into by and between KEI and XStream on or about July 11, 2008.
     B. The business dealings outlined in and arising from the above-referenced documents are hereinafter collectively referred to as the “Transaction.”
     C. On or about September 16, 2008 Kimball initiated a lawsuit against XStream in the United States District Court for the Southern District of Indiana, Evansville Division under Cause number 3:08-cv-00135-RLY-WGH, relating to the Transaction and in which XStream asserted counterclaims against Kimball (the “Action”).
     D. Kimball and XStream desire amicably and equitably to settle all matters pertaining to all claims arising from the Transaction against one another, including all claims that are currently asserted or could be asserted in the Action.
     NOW, therefore, the parties hereto agree as follows:
     1. The recitals hereinabove stated are a part of this Agreement.
     2. Contemporaneously with the execution of this Agreement, XStream is providing to Kimball’s counsel an executed Agreed Judgment in favor of Kimball and against XStream in the amount of Three Million Two Hundred Thousand Dollars ($3,200,000.00) in the form of the attached Exhibit A (the “Agreed Judgment”).
     3. Contemporaneously with the execution of this Agreement, XStream is providing to Kimball’s counsel an executed Stipulation of Dismissal, with prejudice, of XStream’s Counterclaims in the form of the attached Exhibit B. The parties acknowledge and agree that Kimball’s counsel will immediately execute and file in the Action the Stipulation of Dismissal of the Counterclaims.

     4. XStream will make payments to Kimball, through its counsel, via wire transfer or certified funds according to the schedule set forth below. Time is of the essence with respect to the timeliness of such payments. If any of the dates set forth below falls on a weekend or on a legal holiday, payment shall be made on the next business day:
(a)	One (1) payment of Six Hundred Thousand Dollars ($600,000.00) to be made on or before December 31, 2009; and

(b)	One (1) final payment of Two Million, Six Hundred Thousand Dollars ($2,600,000.00) to be made on or before January 31, 2010.
     5. Attached hereto as Exhibit D is a list of inventory, including agreed upon value, currently in Kimball’s possession as well as any machinery, equipment, designs and tooling developed or purchased in their entirety with the proceeds of the Term Loan (collectively the “Inventory”). Upon remittance of the Final Payment, XStream shall take ownership of any remaining Inventory. Kimball makes no warranties whatsoever regarding the Inventory, and all warranties of any kind are expressly disclaimed, including, without limitation, the implied warranties of merchantability and fitness for any particular purpose. Kimball shall retain possession of the Inventory free of charge until April 30, 2010. After April 30, 2010, but before May 30, 2010 (the “Shipment Period”), unless otherwise agreed in writing by Kimball, Kimball will package, crate and ship (all at XStream’s sole risk, cost and expense) F.O.B. Kimball’s plant, Jasper, Indiana, the Inventory to XStream. Unless otherwise agreed in writing by Kimball, XStream shall be responsible for arranging and contracting with the carrier for pick up of all of the Inventory from Kimball during the Shipment Period, failing which Kimball shall be entitled to dispose of the Inventory in any manner as it chooses, in its sole discretion, and XStream shall be liable to Kimball for any and all costs and expenses associated with such disposal.
     6. After XStream makes the initial $600,000 payment to Kimball, the parties shall begin discussions to develop terms under which the parties may continue to buy and sell XT250 products from one another on a going forward basis. The parties agree to negotiate in good faith. Notwithstanding such good faith negotiations, in no case are the parties bound or obligated to enter into an agreement regarding the supply of XT250 products, and in no case are XStream’s payment obligations under this Agreement tied to or conditional upon any agreement (or lack thereof) regarding the supply of XT250 products.
     7. Kimball’s counsel will hold the Agreed Judgment in its file and will not file the Agreed Judgment in the Action so long as XStream timely provides Kimball’s counsel with the payments set forth in Paragraph 4 above. However, in the event XStream fails to timely provide Kimball’s counsel with either of the payments, the parties acknowledge and agree that Kimball’s counsel is authorized to immediately file the Agreed Judgment in the Action and pursue collection thereof. The parties further acknowledge and agree that in the event XStream timely provides Kimball’s counsel with payments set forth in Paragraph 4 above, Kimball’s counsel will destroy the Agreed Judgment and the parties will file in the Action a Stipulation of Dismissal, with prejudice, of Kimball’s claims.
     8. The parties agree to immediately file in the Action a Joint Motion to Stay Proceedings, in the form of the attached Exhibit C.

     9. XStream, in consideration of the premises, the promises set forth in this Agreement, and each act done pursuant to this Agreement, on behalf of itself and each of its parents, subsidiaries, affiliates, officers, directors, shareholders, partners, attorneys, employees, agents, representatives, insurers, predecessors, successors or assigns, releases and discharges Kimball and each of its respective parents, subsidiaries, affiliates, officers, directors, shareholders, partners, attorneys, employees, agents, representatives, insurers, predecessors, successors or assigns, absolutely and forever, of and from any actions, claims, debts, defenses, liabilities, costs, attorneys fees, suits at law or equity and demands whatsoever that XStream had, has, may have or may have had, whether contingent or liquidated, whether known or unknown, arising or occurring prior to the date of this Agreement, arising out of the Transaction and/or relating to the Action.
     10. Kimball, in consideration of the premises, the promises set forth in this Agreement, and each act done pursuant to this Agreement, on behalf of itself and each of its parents, subsidiaries, affiliates, officers, directors, shareholders, partners, attorneys, employees, agents, representatives, insurers, predecessors, successors or assigns, releases and discharges XStream and each of its parents, subsidiaries, affiliates, officers, directors, shareholders, partners, attorneys, employees, agents, representatives, insurers, predecessors, successors or assigns of and from any actions, claims, debts, defenses, liabilities, costs, attorneys fees, suits at law or equity and demands whatsoever that Kimball had, has, may have or may have had, whether contingent or liquidated, whether known or unknown arising or occurring prior to the date of this Agreement, arising out of the Transaction and/or relating to the Action.
     11. The parties acknowledge and agree that the releases set forth in paragraphs 9 and 10 above do not release them from their respective Rights and obligations arising from this Agreement.
     12. This Agreement is entered into by the parties for the purpose of compromising and settling the dispute arising from the Transaction which resulted in the Action. This Agreement does not constitute, and shall not be construed as an admission by any party of the truth or validity of any claims asserted or contentions advanced by any other party.
     13. The parties further covenant and agree that this Agreement may be pleaded or asserted by or on behalf of any party hereto as a defense and complete bar to any action or claim that may be brought against any party hereto by any other party hereto, or anyone acting on their behalf, with respect to any of the matters within the scope of this Agreement, excepting only the obligations of the parties under this Agreement. This full and final release shall cover and shall include and does cover and include any and all known or future damages not now known to any of the parties hereto, but which may later develop or be discovered, including the effects and consequences thereof, and including all causes of action therefore which arise out of the same facts as were alleged or could have been alleged in the Action.
     14. The parties acknowledge and agree that each of them shall bear its own attorney’s fees and expenses incurred in connection with the Action and the consummation of this Agreement.

     15. The parties hereto acknowledge, covenant and agree that each of them has read this Agreement and understands its terms, including the legal consequences thereof, and that in offering to make, and in making, executing and delivering this Agreement, none of them was acting under any duress, undue influence, misapprehension or misrepresentation by any party hereto or any agent, attorney or representative of any party and that this Agreement was made, executed and delivered as the free and voluntary act of each party and was given in good faith on the part of each party with full knowledge of all relevant facts and circumstances. The parties further acknowledge that each of them was represented by counsel in the Action.
     16. The undersigned persons if executing this Agreement on behalf of a corporation, another legal entity, or principals represent and certify that they are duly elected officers or representatives of said corporation or other legal entity or are acting as agents for the principals and are fully empowered to execute and deliver this Agreement on behalf of said corporation, other legal entity or principals and that said principals have full corporate or other capacity to release the parties identified above and all necessary corporate action or principal approval for the making of this Agreement has been taken and done.
     17. Except as otherwise provided, this Agreement and the Exhibits attached hereto contains the entire agreement between the parties hereto and no representations or promises, other than those contained or referred to herein, have been made by any party to any other party to secure the execution of this Agreement, either before or after the dispute arose. However, the parties acknowledge and agree that to the extent that any document is required to be executed by any party to effectuate the purposes of this Agreement, the party will execute and deliver such document or documents to the requesting party.
     18. This Agreement shall be governed by Indiana law and any question or dispute arising hereunder shall be construed or determined according to such law. The parties acknowledge and agree that any and all disputes arising from this Agreement, whether based upon performance, non-performance, or the interpretation of this Agreement, shall be filed in and decided by the United States District Court for the Southern District of Indiana, Evansville Division. Each of the parties consent to the personal jurisdiction of this Court for purposes of any action brought to resolve disputes arising from the Agreement. If any action is brought to enforce this Agreement, to seek damages for its breach, or is brought in connection with any dispute arising out of this Agreement or the claims that are the subject of this Agreement, the prevailing party shall be entitled to recover damages, attorney’s fees and other costs incurred in such litigation that they may prove are the direct and proximate result of any breach hereof in addition to any other relief to which that party or parties may be entitled by law.
     19. The parties acknowledge and agree that they have had an equal opportunity to participate in the drafting of the Agreement. Therefore, in any dispute over the construction or interpretation of this Agreement, the parties agree and understand that this Agreement shall not be construed against either party on the basis of authorship.
     20. This Agreement may be executed in multiple counterparts, all of which when combined constitute one original document.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the dates set forth below.

Kimball International, Inc.

	By:	James C. Thyen

	Its:	President & CEO

	Date:	12-23-09

Kimball Electronics, Inc.

	By:	Chris Thyen

	Its:	VP Global Business Development

	Date:	12-23-09

APPROVED:

RUBIN & LEVIN, P.C. Attorneys for Kimball International, Inc. and Kimball Electronics, Inc.

	By:	/s/ R. Brock Jordan

R. Brock Jordan

XStream Systems, Inc.

	By:	A. R. Chidoni

	Its:	COO

	Date:	12/23/09

APPROVED:

BARNES & THORNBURG LLP Attorneys for XStream Systems, Inc.

	By:	/s/ Terri L. Bruksch

Terri L. Bruksch